Exhibit 5.1

Bennett Jones LLP
2500 Park Place
666 Burrard Street
Vancouver, British Columbia, V6C 2X8 Canada
T: 604.891.7500
F: 604.891.5100

August 9, 2024

Cresco Labs Inc.
600 W Fulton St., Suite 800
Chicago, IL 60661
United States
Dear Sirs/Mesdames:
Re:    Cresco Labs Inc.: Registration Statement on Form S-8

We have acted as Canadian counsel to Cresco Labs Inc., a British Columbia company (the "Company"), in connection with certain amendments to the Company's Amended and Restated 2018 Long-Term Incentive Plan (the "Plan"). We understand that the Company intends to file a Registration Statement on Form S-8 (the "Registration Statement") under the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act") with the U.S. Securities and Exchange Commission (the "Commission"), relating to the registration of an additional 20,000,000 subordinate voting shares in the capital of the Company, without par value (the "Shares") issuable upon the exercise, settlement or redemption, as applicable, of Awards (as defined in the Plan) granted pursuant to the Plan.

This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

For the purposes of the opinions expressed below, we have examined such statutes, regulations, public and corporate records and other documents and have made such investigations and considered such questions of law as we have considered necessary as a basis of the opinions hereinafter expressed. We have also examined the Registration Statement and the Plan, which has been filed with the Commission as an exhibit to the Registration Statement. We have relied on a certificate of an officer of the Company as to various questions of fact material to our opinion that we have not verified independently.

In all such examinations, we have assumed the genuineness of all signatures and the authority and legal capacity of all persons signing documents reviewed by us, the authenticity of all documents submitted to us as originals and the completeness and conformity to authentic original documents of all documents submitted to us as true, certified or notarial copies or as reproductions (including documents received by facsimile), all documents submitted to us have been executed in the form reviewed by us and have not been amended or modified since the date they were submitted to us, by written or oral agreement or by conduct of the parties thereto, or otherwise, and the truthfulness and accuracy of all certificates of public officials and officers of the Company. We have also assumed the Awards granted under the Plan will be duly granted by the board of directors of the Company (the "Board"), a committee of the Board (a "Committee") or pursuant to a delegation of authority granted by the Board or a Committee, all in accordance with the terms of the Plan, and all Shares issued in accordance with the Plan will be accompanied by a valid authorization of the Board or such Committee specifying that all such Shares will be validly issued by the Company as fully paid and non-assessable shares in the capital of the Company.
Where our opinion below refers to the Shares being issued as "fully paid and non-assessable", such opinion assumes that all required consideration (in whatever form) will have been paid or provided. No opinion is expressed as to the adequacy of any consideration received.
We are solicitors qualified to practice law in British Columbia and we express no opinion as to any laws or any matters governed by any laws other than the laws of British Columbia and the federal laws of Canada applicable therein. The opinions expressed herein are given as at the date hereof and are based upon, and subject to, legislation and regulations in effect as of the date hereof and the facts as of the date hereof. We specifically disclaim any obligation, and make no undertaking to supplement our opinions herein, as changes in the law occur and facts come to our attention that could affect such opinions, or otherwise advise any person of any change in law or fact which may come to our attention after the date hereof.
Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued from time to time upon the due exercise, settlement or redemption, as applicable, of Awards granted under and in accordance with the terms of the Plan and the terms and conditions of any agreement governing the grant of any such Award will be validly issued by the Company as fully paid and non-assessable subordinate voting shares in the capital of the Company.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act or the rules and regulations of the Commission promulgated thereunder.
This opinion is for the benefit of the addressee in connection with the transaction to which it relates, and may not be relied upon, used, or quoted from or referred to in any other documents, by any other person or for any other purpose without our express written consent.
Yours truly,

/s/ BENNETT JONES LLP

BENNETT JONES LLP